Exhibit 3.1.1

ROSS MILLER
Secretary of State                                        Document Number
206 North Carson Street                                   20110639851-76
Carson City, Nevada 89701-4298                            Filing Date and Time
(775) 684-5708                                            08/31/2011  1:15 PM
Website: www.nvsos.gov                                    Entity Number
                                                          E0323992007-8

                                                          Filed in the office of
                                                          /s/ Ross Miller
                                                          Ross Miller
                                                          Secretary of State
                                                          State of Nevada

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION (PURSUANT TO NRS 78.385 AND 78.390 AFTER ISSUANCE OF STOCK)

1.   NAME OF CORPORATION:

     Datamill Media Corp.

2.   THE ARTICLES HAVE BEEN AMENDED AS FOLLOWS (ARTICLE NUMBERS,  IF AVAILABLE):
     Article 3 is hereby amended to read in its entirety as follows:

     "Article 3

     Number of Shares with Par Value. The aggregate number of shares which this Corporation shall have authority to issue is 500,000,000 shares of Common Stock, par value $0.001 per share.

     On the effective date of this amendment, the issued and outstanding shares of Common Stock in the Corporation are 15, 325,000 and such shares are being forward split on the ratio of 10 shares for 1 share."

3. The vote by which the stockholders holding shares in the corporation in the corporation entitling the to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 66.6%

4. EFFECTIVE DATE OF FILING (OPTIONAL): 9/19/11 (MUST NOT BE LATER THAN 90 DAYS AFTER THE CERTIFICATE IS FILED)

5.   OFFICER SIGNATURE (REQUIRED): X /s/ Vincent Beatty
                                     -------------------------------------------

     * If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate fees.